BLACK HILLS CORPORATION
2005 OMNIBUS INCENTIVE PLAN

Second Amendment

Whereas, Black Hills Corporation, a South Dakota corporation (the “Company”), maintains the 2005 Omnibus Incentive Plan (the “Plan”), which Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards; and

Whereas, Article 18.1 of the Plan provides for the amendment of the Plan by the Board of Directors, subject to shareholder approval, and the Board of Directors have authorized an amendment to increase the number of shares of Common Stock reserved for issuance under the Plan by 500,000 additional shares.

Now, Therefore, the 2005 Omnibus Incentive Plan shall be amended as follows:

1.
The number of shares of Common Stock reserved for issuance under the Plan, as provided in Article 4, Section 4.1(a) shall be increased by an aggregate 500,000 shares and shall be subject to adjustment as provided in Section 4.4 hereof.

2.	This Second Amendment shall be effective upon its approval by the shareholders of the Company at the 2010 Annual Meeting of Shareholders.

This Amendment No. 2 was approved by the Board of Directors of Black Hills Corporation on December 8, 2009, to be effective as of the date determined in accordance with the provisions of paragraph 2 hereof.

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